Exhibit 99.1

ProBility Media Corp. Delivers Corporate Update and Disclosure

HOUSTON, TX (February 8, 2019) – ProBility Media Corp. (OTCPK: PBYA), a technology company offering immersive technologies, digital learning and compliance solutions for the industrial education and training markets, today provides the following update to its shareholders and creditors.

Dear ProBility Stakeholders:

The Management of ProBility would like to provide the following update to elucidate events that resulted in the precipitous decline of the price of the public equity over the last year, as well as to disclose current efforts to reorganize the Company.

Historical Timeline:

•	Brown Book Store, a brick-and-mortar retail technical education materials shop for industrial businesses, was purchased for the third time in 2014 by certain members of current management.
•	Under the new supervision, revenues for this Houston-based shop increased from approximately $1.5 million in 2015 to $3.2 million in 2016.
•	In November 2016, Brown Book Store executed a reverse merger with Panther Biotechnology with the vision of using the public equity as currency to purchase synergistic businesses in the vocation training industries. The broader objective was to morph into a technology training company to educate professionals in industrial trades.
•	In January 2016, the corporate name was changed to ProBility Media Corp.
•	From January 2016 to January 2017, ProBility purchased seven businesses (National Electric Wholesale Providers, One Exam Prep, W Marketing, Cranbury International, Contractor Preps, Disco Learning Media and North American Crane Bureau) and entered into a letter of intent to purchase a technology company in Barcelona, Spain (Visyon Technologies), though the agreement has expired.
•	As a result of these acquisitions, 2016 revenues ballooned to a run rate of over $15 million.
•	During the same period, ProBility engaged an investment banking firm to raise $5 million-$10 million of growth capital from targeted private equity funds.
•	In the early Spring of 2017, ProBility received two competing term sheets exceeding $10 million for approximately 55% of the enterprise, valuing the Company at $20 million.
•	During the due diligence period, the Company utilized merchant cash advance loans to support the corporation (similar loans had been successfully used in the past). Concurrently during the due diligence period, ProBility switched auditors from LBB & Associates to Marcum LLP and unfortunately did not have the adequate resources in its accounting division to complete a timely audit or provide sufficient financial projections, both requirements of the due diligence obligations. As a result, the Company lost the opportunity to close on either of the financing transactions.
•	In response, during the Summer of 2018, ProBility initiated a restructuring and cost-cutting exercise to streamline the operations and reorganize the Company with the intention of reducing revenue but increasing profitability. ProBility laid off approximately one-third of its work force and closed its loss-leading Houston headquarters.
•	However, these measures were not enough to preserve solvency. During this period, some of the costly loans went into default and others converted into variable rate debt instruments which inexorably and significantly drove down the equity price.

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Current State:

Steven Plumb resigned as Chief Financial Officer and from the board of directors, effective February 5, 2019.

The remaining members of the management team are endeavoring to turn the public aspect of the Company around and work through the surmountable challenges. Our plan of action is to continue to streamline and consolidate the existing businesses; negotiate with creditors and other significant stakeholders; inquire for opportunities for new capital and funding sources; and incentivize the employees to participate in the anticipated change in trajectory.

Over the past six months, convertible note holders have exercised a portion of their outstanding balances into equity. However, as the Company is not current, Rule 144 is no longer available as a conversion feature to the note holders. As a result, we do not anticipate any conversions until if and when we reach an agreement with financing partners to file our audited financials. Between now and the time we are able to again file, we will endeavor to negotiate a more manageable conversion process.

ProBility’s fiscal year ended October 31, 2018, and our 10K was due near the end of January 2019. Although we filed an extension, we will not be able to file audited financials until we obtain the requisite funding. We are in discussion with certain stakeholders to finance and bring the Company current in its reporting obligations, though no agreement is yet in place.

We have also made efforts to reduce ProBility’s focus from physical third-party products to self-published online and classroom-based training.

As we embark on these strategies to return value to the stakeholders, management will issue press releases as it deems suitable.

Thank you for your consideration,

ProBility Management

About ProBility Media Corp.

ProBility Media Corp. is an industrial education and training technology company headquartered in Houston, Texas, offering immersive technologies, digital learning and compliance solutions for a wide variety of industrial trades. ProBility is executing a disruptive strategy of defragmenting the education and training market place by offering high quality training courses and materials utilizing mixed reality and digital animation to prepare the workforce for excellence. ProBility services customers from the individual to the small business to the enterprise level corporation. For more information, visit http://www.ProBilityMedia.com.

Forward-Looking Statements

This Press Release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect the Company's current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information included in this Press Release including such forward-looking statements, except as required by federal securities laws.

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Investor Relations Contact:
ProBility Media Corp.
info@probilitymedia.com

Corporate Communications Contact:
NetworkNewsWire (NNW)
New York, New York
www.NetworkNewsWire.com
212.418.1217 Office
Editor@NetworkNewsWire.com

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